Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FS Investment Corporation Schedules First Quarter

Earnings Release and Conference Call

PHILADELPHIA, PA, April 30, 2014 – On April 30, 2014, FS Investment Corporation (“FSIC”) announced that it will host a conference call to discuss its financial results for the quarter ended March 31, 2014 on Friday, May 16, 2014 at 11:00 a.m., Eastern Time. Prior to market open on Friday, May 16, 2014, FSIC will report its financial highlights for the quarter ended March 31, 2014.

Interested parties are invited to participate via telephone or webcast, which will be hosted on a webcast link located on the “Investor Relations” section of our website (www.fsinvestmentcorp.com). For participants joining via telephone, please dial 1 (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 37224010 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

About FS Investment Corporation

FS Investment Corporation (NYSE: FSIC) is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market U.S. companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options. FSIC is managed by FB Income Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $66 billion in assets under management as of March 31, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages five funds with over $10.3 billion in assets as of December 31, 2013.

For more information, please visit www.franklinsquare.com.